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                                                                    EXHIBIT 10.9

                              SUBLEASE AGREEMENT

     THIS SUBLEASE AGREEMENT dated as of the lst day of January, 1994 ("Sublease"), by and between MTC Information Systems, a California corporation, 1304 Southpoint Blvd., Ste. 100, Petaluma, CA 94954 ("Sublessor) and MTC Telemanagement Corporation, a California corporation, 1304 Southpoint Blvd., Ste. 100, Petaluma, CA 94954 ("Sublessee").

     WHEREAS, Sublessor has previously entered into that certain Lease Agreement dated December 20, 1993 (the "Lease"), whereby Sublessor has leased certain real property from its landlord, for a period and upon the terms and conditions set forth in such Agreement;

     WHEREAS, Sublessor desires to sublease and permit use of certain of such property to Sublessee, upon the terms and conditions as set forth in such Agreement and as stipulated herein;

     WHEREAS, the Sublessee agrees to adhere to and attorn to the Lease, as supplemented by such terms and conditions as provided hereunder,

     NOW, THEREFORE, the parties for such valuable consideration as is acknowledged individually by each of the parties, agree as follows:

     1. Sublessee shall sublease 41,752 square feet of 1304 Southpoint Boulevard, to be designated by the parties, but to include in such square footage the amounts on the first floor as specified by Sublessee. The sublease shall not exceed the period set forth in the Lease, and in all cases, the sublease shall terminate no later than one month prior to the end of the term of the Lease Agreement. Monthly rent for the sublease payable in advance shall be $42,182 for the first year, $55,876 for the second year, $58,950 for the third year, $61,670 for the fourth year, $63,284 for the fifth year, $65,590 for the sixth year, $68,046 for the seventh year and $70,549 for the first six months of the eighth year. Late charges for rentals not paid by the eleventh of each month shall be $100.00 per diem until payment is received, which charges shall be in addition to any other sums due Sublessor under this Sublease. In addition, Sublessee shall pay to Sublessor its allocable share on a square footage basis of any Full Service Expenses and any annual increases to such expenses or over Base Year Expenses, to the extent such Expenses are chargeable to Sublessor under the Lease.

     2. To the extent Sublessor exercises its option to renew the Lease, Sublessee shall have a similar right to renew this Sublease for a similar term as provided the Sublessor in the Lease and for such Sublease rentals as negotiated by the parties. Such option shall not extend to any other options negotiated by Sublessor in the Lease, including a right of first refusal on any additional space in the building and any options to acquire the building.
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     3.   Sublessee upon execution of this Sublease shall provide a security deposit to Sublessor equal to the security deposit set forth in the Lease times an allocable percentage of the square footage covered hereunder as it relates to the total square footage leased by Sublessor. To the extent that Sublessee increases its square footage utilized, it shall increase the security deposit to Sublessor using the formula above. Such security deposit shall be covered by the same terms and conditions as provided in the Lease, except that in the event Sublessor is in default under the Lease and the Landlord as defined in the Lease terminates Sublessor's interest and provided that Sublessee is not in default hereunder, Sublessor shall return to Sublessee the security deposit. Sublessee shall also upon execution of this Sublease deposit with Sublessor an amount equal to the last month's rent hereunder, to be credited towards payment of such rent. Such rental shall not earn any interest and may be retained by Sublessor for its sole purposes and uses.

     4. Sublessor allocates to Sublessee 180 parking spaces of those allotted to Sublessor, of which 38 spaces shall be in the parking garage. To the extent the spaces are labelled "MTC" in the garage, Sublessee shall only use such spaces for its vehicles.

     5. To the extent permitted Sublessor by Landlord under the Lease, Sublessee shall have rights in conjunction with the Sublessor to use the lobby as a reception area.

     6. In addition to any provisions restricting assignment in the Lease, any change in control of Sublessee (which shall be defined as the transfer of more than a 51% interest in stock of the Sublessee) or transfer by Sublessee to a corporation or partnership, or a merger by Sublessee, shall require consent of Sublessor, not to be unreasonably withheld.

     7. This Sublease shall be subordinate to the Lease and any mortgages and liens placed upon the building by the Landlord. Sublessee acknowledges and attorns to the Lease, a copy of which has been previously provided to Sublessee by Sublessor. To the extent the Lease is amended or modified by the Landlord and Sublessor, Sublessor shall provide Sublessee with a copy of such modifications or amendments.

     8. This Sublease shall be governed and construed in accordance with the laws of the State of California, and venue for all actions hereunder shall be in the courts of general jurisdiction in Sonoma County, California. In the event of any dispute or controversy arising under this Sublease, the prevailing party shall be entitled to its reasonable attorney's fees, costs and expenses.

     9. In the event of sale by the Landlord of the building, any accounting as provided in the Lease shall occur between Sublessor and Landlord, and Sublessee shall not have any rights for an additional accounting with Sublessor.
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     10.  Sublessee shall provide Sublessor on a quarterly basis a reviewed or audited financial statement reflecting the financial status of Sublessee.

     11. Any amounts not paid when due hereunder shall bear interest at the rates set forth in the Lease.

     12. In the event of any fire or similar event, Sublessee shall be provided a proportionate reduction in its rent equal to the allocated amount on a square footage basis of any proportionate reduction provided Sublessor by Landlord, and the determination of Sublessor and Landlord as to the proportionate reduction from which the allocation hereunder is derived shall govern for all purposes of this Sublease.

     13. The provisions of the Lease shall apply to any issues between the Sublessor and Sublessee not specifically addressed herein.

IN WITNESS WHEREOF, the parties hereunder through their duly authorized officers or representatives have executed this Sublease as of the day first written above.

MTC INFORMATION SYSTEMS                 MTC TELEMANAGEMENT CORP.



By: /s/ MTC Information Systems         By: /s/ MTC Telemanagement Corp.
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Its:                                   Its:
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